Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Cubic Energy, Inc.

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of Cubic Energy, Inc. of our report dated September 25, 2009, with respect to the balance sheets of Cubic Energy, Inc. as of June 30, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2009 included in the annual report on Form 10-K of Cubic Energy, Inc. for the fiscal year ended June 30, 2009, and to the reference to our firm under the heading “Experts” in such registration statement.

/s/ Philip Vogel & Co. PC

Dallas, Texas

October 8, 2009